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EXHIBIT 23g(1)

                              CUSTODY AGREEMENT


Agreement made as of 19th day of February, 2001, by and among Dominion Institutional Services Corporation ("DISC"), a corporation organized under the laws of Texas and having its office at 5000 Quorum Drive, Suite 620, Dallas, Texas, 75240, Dominion Funds, Inc. ("Company") a corporation organized under the laws of Texas and having its office at 5000 Quorum Drive, Suite 620, Dallas, Texas, 75240, acting for and on behalf of all mutual fund portfolios as are currently authorized and issued by the Company or may be authorized and issued by the Company subsequent to the date of this Agreement (the "Fund"), which is operated and maintained by the Company for the benefit of the holders of shares of the Fund, and Penson Financial Services (the "Custodian"), a member of a national securities exchange having its principal office and place of business at 1700 Pacific, Suite 1400, Dallas, Texas, 75201, which Agreement provides for the furnishing of custodian services to the Fund.

                                 WITNESSETH:

That for and in consideration of the mutual promises hereinafter set forth the Company, on he half of the Fund, and the Custodian agree as follows:

                                  ARTICLE I
                                 DEFINITIONS


Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

1. "Authorized Person" shall be deemed to include the Chairman, President, Secretary, and the Vice President, or any other person, whether or not any such person is an officer or



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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective Officers, thereunto duly authorized as of the day and year first above written.

ATTEST:                             DOMINION FUNDS, INC.

                                    BY: /s/ Douglas W. Powell
--------------------------              ---------------------
                                    Douglas W. Powell, Chief Executive Officer



ATTEST:                             PENSON FINANCIAL SERVICES


                                    BY: /s/
--------------------------


ATTEST:                             DOMINION INSTITUTIONAL SERVICES
                                    CORPORATION

                                    BY: /s/ Douglas W. Powell
--------------------------              ---------------------
                                    Douglas W. Powell, Chairman of the Board










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                                  APPENDIX A

                        Authorized Persons


Chairman:               Peter Goldschmidt


CEO:                    Doug W. Powell


President:              C. Dewey Elliott, III


Secretary:              Doug W. Powell


Transfer Agent:         William B. Carmichael


Investment Advisor:     Nye, Parnell, & Emerson Capital Management, Inc.


Advisor Employees:      Paul Dietrich

                        David Cunningham


Fund Accountant:        Mike Touhey









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the Company or DISC or of any such predecessor or successor, whether by virtue of any constitution, statute or rule of law or equity, or by the enforcement of any assessment or penalty or otherwise, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the organizers, shareholders, Officers, Directors, of the Company or DISC or of any predecessor successor, or any of them as such, because of the obligations contained in this Agreement of implied therefrom and than any and all such liability if hereby expressly waived and released by the Custodian as a condition of, and as a consideration for, the execution of this Agreement.

3. The obligations set forth in this Agreement as having been made by the Company have been made by the Directors of the Company, acting as such Directors for and on behalf of the Fund, pursuant to the authority vested in them under the laws of the State of Texas, Articles of Incorporation and the By-Laws of the Company. This Agreement has been executed by Officers of the Company as Officers, and not individually, and the obligations contained herein are not binding upon any of the Directors, Officers, Agents, or holders of shares, personally, but bind only the Company and then only to the extent of Fund Assets.

4. Such provisions of the Prospectuses of the Fund and any other documents (including advertising material) specifically mentioning the Custodian (other than merely by name and address) shall be reviewed with the Custodian by the Company.

5. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, shall be sufficiently given if addressed to the Custodian and mailed or delivered to it at its officers at 1700 Pacific, Suite 1400, Dallas, Texas, 75201, or at such other place as the Custodian may from time to time designate in writing.